Filed Pursuant to Rule 433

Registration Statement No. 333-258512

November 29, 2021

PRICING TERM SHEET

2.40% DEBENTURES, SERIES 2021 A

3.20% DEBENTURES, SERIES 2021 C

Issuer:	Consolidated Edison Company of New York, Inc. (the “Issuer”)
Anticipated Ratings (Moody’s; S&P; Fitch)*:	Baa1 (Stable); A- (Negative); A- (Negative)
Issue of Securities:	2.40% Debentures, Series 2021 A due 2031 (the “2021 A Debentures”)	3.20% Debentures, Series 2021 C due 2051
Principal Amount:	$150,000,000 The 2021 A Debentures will be part of the same series of debentures as the $750,000,000 aggregate principal amount of the Issuer’s 2.40% Debentures, Series 2021 A due 2031 issued on June 8, 2021.	$600,000,000
Interest Rate:	2.40% per annum	3.20% per annum
Interest Payment Dates:	June 15 and December 15 commencing on December 15, 2021 (interest on the 2021 A Debentures will accrue from June 8, 2021)	June 1 and December 1 commencing on June 1, 2022
Maturity Date:	June 15, 2031	December 1, 2051
Benchmark Treasury:	1.375% due November 15, 2031	2.000% due August 15, 2051
Benchmark Treasury Price / Yield:	98-21 / 1.521%	102-23 / 1.880%
Spread to Benchmark Treasury:	+87 basis points	+132 basis points
Yield to Worst:	2.391%	N/A
Yield to Maturity:	N/A	3.200%
Public Offering Price:	100.075% of the principal amount (plus accrued interest of $1,740,000 for the period from and including June 8, 2021 to, but excluding, the date of delivery)	100.000% of the principal amount
Optional Redemption Provisions:	Make Whole call at any time prior to March 15, 2031 (the “2031 par call date”) at Treasury Rate +15 basis points (calculated to the 2031 par call date)	Make Whole call at any time prior to June 1, 2051 (the “2051 par call date”) at Treasury Rate +20 basis points (calculated to the 2051 par call date)

	Callable on or after the 2031 par call date at par	Callable on or after the 2051 par call date at par

Pricing Date:	November 29, 2021

Settlement Date:	December 2, 2021 (T+3)
CUSIP:	209111 GA5	209111 GC1
Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Mizuho Securities USA LLC BNY Mellon Capital Markets, LLC SMBC Nikko Securities America, Inc.
Co-Managers:	Morgan Stanley & Co. LLC PNC Capital Markets LLC Siebert Williams Shank & Co., LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Mizuho Securities USA LLC toll-free at 1-866-271-7403.